DENTSPLY INTERNATIONAL, INCORPORATED

                      Moderator: Gary Kunkle
                           July 27, 2005
                            7:30 am CT


Operator:    Good morning my name is (Lowanna) and I will be your
             conference facilitator today. At this time I'd like to welcome everyone to the Second Quarter Earnings
             Release conference call.

             All lines have been placed on mute to prevent any background noise.

             After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star and the number 1 on your telephone keypad.

             If you would like to withdraw your question, press the pound key. Thank you. Mr. Kunkle you may begin your conference.

Gary Kunkle: Thank you Lowanna and good morning and thank you all for joining the Dentsply Second Quarter conference call. My name is Gary Kunkle and I am the Chairman and Chief Executive Officer.

             Also with me today are Tom Whiting, our President and Chief Operating Officer, and Bill Jellison, Senior
             Vice President and Chief Financial Officer.

             I'll begin today's call with some overview comments regarding our second quarter results and the overall business. And then before I turn the call over to Bill, I'll conclude with some remarks regarding our outlook for the balance of the year. Bill will then take you through a more detailed review of the P&L and balance sheets. And finally, we'll all be pleased to answer any questions that you may have.

             Before we get started -- it's important to note that this conference call may include forward-looking statements involving risks and uncertainties. This should be considered in conjunction with the risk factors and uncertainties described in the Company's most recent annual report on Form 10-K and its subsequent periodic reports on Form 10-Q filed with the Securities and Exchange Commission.

             This conference in its entirety will be part of an 8-K filing and will be available on our Web site.

             By now each of you should have received a copy of the Second Quarter Earnings announcement that we released yesterday after the market closed. Our reported sales during the second quarter were $444.8 million. This represented an increase of 4.8% as reported and 7.4% if you exclude the precious metal content.

             The 7.4 percent sales gain broke out as follows for the quarter: base business was up 3.9%, foreign exchange was up 2.2% and acquisitions contributed
             1.3%.

             Looking at it on a geographic basis, the United States was up 4.7%, Europe was up 1.8% and the balance of the world was up 6%. While the dental reimbursement issues in Germany continue to have an impact on our European and overall performance, we were really pleased to see the improving trend since we last reported to you.

             As you may recall from our recent conference calls, beginning in January '05, Germany replaced their percentage pay reimbursements with a fixed reimbursement for dental work. This new reimbursement scheme also now provides for reimbursement of dental implant procedures and prosthetic procedures using all ceramic materials. This is a very positive change, as these categories were not reimbursable before.

             The new reimbursement, however, is proving to be somewhat different from what was originally expected. Communications going into the program implied that the actual amount of the reimbursement under the new program would remain the same as the prior percentage reimbursements for the same procedure.

             The significant difference, however, which was not communicated, is that the new program establishes a reimbursement based on a standard of care and not the actual procedure.

             Let me give you an example. Last year a patient was reimbursed approximately 50% for a single crown procedure whether the restorations were done with a precious metal or a non-precious metal. Thus a precious metal procedure costing approximately 500 Euros would have been reimbursed at 250 Euros, while the non-precious metal procedure would have had a cost of approximately 350 Euros and have a reimbursement of 175.

             Under the new scheme the non-precious metal procedure is considered the standard of care for single crowns. Therefore, the fixed reimbursements would be 175, the amount previously given for non-precious metal crowns. This is the amount of reimbursement whether you use a precious metal or non-precious metal in the procedure.

             This caused an initial confusion in the market place, but it is gaining a better understanding. It also has generated a number of complaints. This is leading politicians to push for further reform that would provide more equity between the new program and the former reimbursement.

             On a more positive note, now that the administrative startup problems are resolved, we are experiencing double-digit growth in both Cercon products and our dental implant products in Germany. Both of these categories are positively influenced now that they're being included in the new reimbursement program.

             The year-to-date internal growth in Europe is negative 5.3%. If you exclude the businesses that are being affected by the German reimbursement, the balance of Europe has a year-to-date internal growth of plus 7.5%.

             We are very pleased with our performance in our non-German markets in Europe, and quite frankly, we give our German organization great credit for their contributions and results in what we consider a very challenging environment in Germany.

             Moving on to the United States, we are pleased with the continued strong growth in the U.S. of 4.7% overall. This is following a first quarter internal growth of the U.S. of 7%. We had exceptionally strong sales in our chairside businesses. Those are the products sold to dental offices. This was led by double-digit growth in orthodontics, implants, and anesthetics, which was really driven by Oraqix.

             The strong performance of our chairside products was offset by weak sales in labs. Within the U.S. lab business, Cercon products are also growing at a double-digit rate, but the balance of our lab products are not performing well. We believe much of this is impacted by lab work moving offshore to lower labor cost areas in the world. We have analyzed this and we've come up with a two-part strategy, if you will, to address this issue.

             First of all, we're promoting Cercon as an all-ceramic, more-aesthetic, low- labor solution. This is really being driven by the new software we introduced last quarter for Cercon that provides a better, more efficient utilization of the Cercon block and really makes it an economically competitive alternative to both precious metal and non-precious metal procedures.

             Secondly, as many of you do know, we have considerable lab technology and resources all over the world and we are currently finalizing a strategy for our U.S. lab operations to work in conjunction with our other global lab subsidiaries to provide a competitive alternative to the offshore option that many U.S. labs are choosing today. The strategy, at this point, is a work-in-progress, but we expect to have it finalized and implemented by year-end.

             Looking at the rest of the world, the balance of the world grew internally by approximately 6%. This was led by continuing strong growth in Asia, 20% for the quarter bringing their year-to-date growth to 18%.

             Middle East and Africa also grew in double-digits and Japan grew at 8% internally and we find this very encouraging in Japan, given that their dental market is flat.

             Just some comments on acquisitions. During the second quarter we announced two additional acquisitions -- Glenroe Technologies and Raintree Essix, both orthodontic companies. Combined, they will add $14 to $16 million in annual revenue.

             We remain very active in the market pursuing other acquisition targets, and while I can't be specific, we continue to be encouraged by what we see and with the few exceptions, fair valuations.

             Some other items of interest, with respect to our anesthetic pharmaceutical plant in Chicago, we had previously announced that we received approval from the MHRA, which is the regulatory authority for the UK, Australia and New Zealand. We have begun shipping to these countries.

             The FDA is currently in our facilities conducting their audit. We are pleased that we're finally getting this review under way so that we can get this facility up to a higher utilization by adding production for the U.S. market.

             But given the lateness of this review, however, we are in discussions with our current suppliers to extend the supply agreement with them to ensure that we have products available.

             We also anticipate that this delay will postpone any manufacturing of products for the U.S. in our Chicago facility until 2006. As a result, we will have additional unforecasted costs of approximately $4 million for the unabsorbed overhead in 2005.

             Moving on to our new product, Oraqix. We continue to be very pleased with the market acceptance of this product. As you recall it is our new non-injectable dental anesthetic for scaling and root planing.

             Sales in the United States are ahead of forecast and have a high reorder rate. We recently received approval for sale in Denmark, Spain and Finland and began selling activities this month. We expect approvals in Ireland and England this quarter with an expected launch in the fourth quarter.

             I mentioned several products during the first quarter conference call that continue to perform well. Those are BioPure, which is our new irrigant that is used to disinfect the canal in a root canal procedure, thus, really dramatically reducing the probability of complications, or failure resulting from bacterial contamination. Also, Calamus, which is a very unique, simple, and user-friendly obturation delivery system, which is also used in root canals. The filling materials that is being put into the canal during the procedure is in cartridges that are designed for single-patient use, which really makes it more convenient, disposable and provides for quick, easy clean-up following the procedure.

             Those are two innovative products added to the very extensive and very successful portfolio that we have of endodontic products.

             We're also very pleased with the sales performance of Xeno IV, which is our first single component self-etching adhesive and Smartlite PS), which was an addition to our Smartlite LED Curing Light product line.

             During the second quarter we introduced Interactive Mystique. This is the world's first low friction translucent ceramic bracket. It has a clear interactive clip called (Neoclip), which can be rapidly placed and removed from Mystique, which is our ceramic bracket. It engages the wire very similarly to self-ligation, which is known for its benefits of reducing appointment time and improving oral hygiene. It was very well received at the recent orthodontic meeting in San Francisco and we began shipping in June.

             There were also numerous product line extensions that we introduced around the world during the second quarter and we have a number of other new products scheduled for market introduction during the balance of 2005.

             We plan on introducing in excess of 20 new products in 2005 and that number excludes line extensions.

             Just some closing comments. Before I turn the call over to Bill, I would like to make some closing remarks. We continue to be encouraged by the improvements in Germany and we are very pleased with our performance in other markets around the world.

             We expect the rate of growth to continue to improve throughout the year as the German market stabilizes.

             With respect to profits, I have already mentioned that we'll experience additional expenses associated with the Chicago anesthetic plant.

             We would also incur additional expenses associated with tax consultation that's related to our repayment strategy and some other tax-related opportunities, which Bill will discuss in more detail.

             These costs in total will be between $6 and $7 million. However, we expect to absorb these additional costs and are maintaining our guidance of $2.59 to $2.63 earnings per share for 2005.

             That really concludes all of my remarks. So I will now turn the call over to Bill Jellison to take you through the P&L and balance sheet.

Bill Jellison:  Thanks Gary.  Good morning everyone.  As Gary mentioned, net sales for the quarter of 2005
             increased by 4.8% in total and increased by 7.4% excluding precious metals. The sales increase, ex precious metals, for the quarter included a 2.2% increase from foreign exchange translation and 1.3% increase from acquisitions.

             The geographic mix of sales, ex pm, in its second quarter of 2005, showed little change from last year's percent.

             The U.S. represented 42.9% of sales compared to 43.5% in the second quarter of last year.

             Europe was 36.9% this year compared to 37.2% in the same period last year. And the rest of the world was 20.2% of sales compared to 19.2% in the same period last year.

             Germany continued to run lower than last year in the second quarter. However, was improved during the second quarter compared to drastically lower levels in the first quarter.

             We expect continued improvements for Germany in the second half. With the German market projected to be down for the year, due to dental claim and reimbursement level changes implemented at the beginning of 2005.

             Gross margins for the second quarter were 56.7% ex precious metals, which were virtually flat compared to the second quarter of 2004.

             Margin rates were positively impacted by new products, manufacturing improvements, and improved leverage in many of our businesses. However, these positives were offset in the quarter by lower precious metal sales and the unleveraged start-up costs of our new anesthetic facility.

             Rates are expected to only improve slightly by the end of 2005 due to the negative impact of the precious metal product mix, primarily the result of the soft German dental market and the higher unleveraged start-up cost for the anesthetic facility.

             SG&A expenses were $146.4 million or 36.5% of sales, ex precious metals, this quarter versus 35.8% in the prior year's second quarter. The higher expense level in the second quarter primarily resulted from non-capitalized costs relating to the anesthetic plant in Chicago, cost related to the IDS or the International Dental Show, which occurs every two years in the second quarter, and foreign exchange movement.

             Expenses are still projected to be lower as a percent of sales for the entire year.

             Operational margins for the second quarter were 18.2% compared to 18.3% in the same period last year.
             While operating margins based on sales excluding precious metals were 20.2% compared to 20.8% in the second quarter of 2004.

             Operating margins are expected to run higher than last year by the time we get into the fourth quarter as a result of both the improved product mix and operational leverage.

             Net interest and other expenses in the quarter was $.7 million, which is an improvement of $4.5 million compared to last year's second quarter. Net interest expenses improved by $2.3 million in the quarter due to both lower borrowing levels and the net investment hedges utilizing the Japanese Yen and the Swiss Franc that we put into place in the first quarter of this year.

             Other income expense improved by about $2.2 million, primarily resulting from a foreign exchange transaction gain in the period compared to a slight transaction loss last year.

             The corporate tax rate in the second quarter was 28% compared to 32% in the second quarter of 2004. The current quarter's operational tax rate is 30.3% or 30.5% year-to-date.

             We also had a favorable tax rate impact for the period from the settlement of tax audits, which had a 2 cents per diluted share favorable impact in the period.

             In light of this 2 cents per share pickup, and to better evaluate our repatriation options and opportunities under the American Jobs Creation Act, the genesis of internal Revenue Code Section 965. We've begun a global tax project using external consultants. While this project will be an increase to our SG&A cost over the next two quarters, we expect it will help minimize our overall tax exposure on any current year and/or for future year repatriations.

             Income from continuing operations in the second quarter of 2005 was $57.9 million or 71 cents per diluted share. That's an 18.3% increase in diluted earnings per share over the second quarter of 2004 and without the 2 cents favorable tax impact in the period, diluted earnings per share would have still increased 15% in the period.

             Operating cash flow was $40 million in the second quarter of 2005 compared to $62 million in the same period last year.

             Both receivables and inventories ended higher than anticipated in the period. However, tighter controls and divisional commitments should improve both of those categories by year-end. An increase in inventory base is required to support the anesthetic products during the new plant transition. However, many other inventory areas should improve resulting in inventory base closer to 90 to 92 by year-end.

             Receivable days stood at 55 days at the end of the second quarter compared to 56 days at the end of the first quarter and the record low level of 47 days achieved at year-end. Improvements are also expected in this area during the second half resulting in AR days closer to 50 by year-end.

             Capital expenditures were $12 million in the second quarter yielding free cash flow or operating cash flow less cap ex of about $28 million.

             Appreciation and amortization for the quarter were $14 million, as dividends were $5 million again this quarter.

             At the end of the second quarter of 2005, we had $366 million in cash and short-term investments compared to $506 million at the end of 2004. Long-term debt was $658 million at the end of the quarter compared to $780 million at the end of 2004. In addition, we have $69 million of short-term debt and a derivative asset value of $27 million at the end of the quarter.

             Dentsply repurchased $73 million of stock for approximately 1.3 million shares at an average price of $55.51 in the second quarter of 2005. Our total repurchases in 2005 now stand at $103 million or 1.8 million shares at an average price of $55.80. Based on the Company's current authorization to make up to 3 million shares of treasury stock, we still have approximately 1 million shares available for repurchase.

             Finally, as Gary noted, we remain comfortable with a diluted EPS range of $2.59 to $2.63 for 2005, including the expenses associated with our global tax project and the additional expenses associated with the Chicago anesthetic plant, as well as the second quarter's two cents per share tax benefit.

             This guidance does not include the effect of any potential future decision to repatriate foreign earnings and for purposes consistent with the American Jobs Creation Act of 2004.

             That concludes our prepared remarks and we'd be glad to answer any questions that any of you may have at this time.

Operator:    At this time I must remind everyone if you want to
             ask a questions, please press star then the number 1 on your telephone keypad.

             We'll pause for just a moment to compile the Q&A roster.

             Your first question comes from Michael Gaugler, Boenning & Scattergood.

Michael Gaugler:     Good morning everyone.

Men:         Good morning Michael.

Michael Gaugler:     Just two quick questions.  One with regard to
             the repatriation of cash. I was wondering, you know, about how much you guys have sitting overseas and what the range is that you're looking at?

Bill Jellison:  We currently have approximately $350 million that is sitting overseas, but we're actually looking in a range of up to $500 million on the repatriation.

Michael Gaugler:     And just the second question, what are you
             seeing on the acquisition front?

Gary Kunkle: Well, we're still very active Michael.  Obviously I can't be specific with it. As I have said on previous calls, a lot of what we're looking at are both private and public, and when you get into the private ones, decisions come into play that go beyond valuations. When does the family want to exit the business and who in the family wants to stay with the business? So there are issues that are affecting the timing more than the actual decision to divest the business.

             That is about all I can offer you without getting a little more specific. I guess the other thing I can offer is we're looking at acquisitions primarily in the United States and Europe.

Michael Gaugler:     All right gentlemen.  Thank you.

Gary Kunkle: Yes.

Operator:    Your next question comes from Derek Leckow,
             Barrington Research.

Derek Leckow:   Thank you.  Good morning everyone.

Men:         Good morning Derek.

Derek Leckow:   It's a question on the guidance for the next
             couple of quarters here. It looks like we're going to have to adjust our models to these expenses -- the tax expense and the Chicago plant delay. Could you help me with that a little bit? Where would we allocate those expenses, and to which quarters?

Bill Jellison:  I think really for both of those categories that you could probably equally split them up between both the third quarter and the fourth quarter.

Derek Leckow:   Okay.  And primarily it looks like on gross
             margins for the Chicago plant and then the tax expenses would be out of SG&A?

Gary Kunkle: Correct.  Some of the - some will be expensed on the
             Chicago plant.  Most of it will be gross profit.

Derek Leckow:   Gross profit.  Okay.  And then I wonder if you
             could talk about your long-term debt plans. You've got $658 million out there.

             Bill could you just take us through the components of that and then talk about some maturities and what options you might have or any plans to reduce your debt levels going forward, or do you think you're at a comfortable level today?

Bill Jellison:  Well, from an overall funding perspective, I say one, we're very comfortable in our overall at debt cap level, a mandate of 35% to 40%. So we'd expect to actually be more leveraged in total than we currently our today, which is what we got into before when you talk about the amount of cash flow that we generate, the level of acquisitions. Based on our overall debt cap basis, that should imply that we should be doing either additional acquisitions or additional stock buy-back and utilizing some of those funds that we ultimately have available. As it relates to the specific debt that we've got out there, as I mentioned, we're looking to bring back up to $500 million of cash from the repatriation side, $350 million of that is true cash that is sitting overseas. We probably leverage up our overseas entities just a little bit associated with that as well, which would allow us then to pay down some additional that year.

             Once we finalize on that specific amount and the strategy of that, I would expect that we will lay out a more formal refinancing plan associated with our overall Euro bond offering, which expires at the end of next year and really our overall tax position.

             But right now with the revolving credit agreement that we've got in place, even without the repatriation, we should be in good shape.

Derek Leckow:   And can you give us some idea for the average
             interest rate you are expecting for 2006?

Bill Jellison:  You want to tell me where the interest rates are going on both sides? What I guess I can tell you that if you look at how our interest rate dollars are, in our second quarter year, you should expect us to kind of run at that same type of level or slightly below in the next couple of quarters. That will obviously continue to be a substantial improvement off the interest expense levels that we had last year.

             That despite the level of increased stock repurchase that was done. As I mentioned early on, we've done a couple of different net investment hedge positions, in essence, allowing us to place the debt that we do have in some of the lower interest rate environments like Japan, like the Swiss Franc. With obviously some still sitting on the Euro end, as well.

             That positioning was meant to make sure that it took us out of the higher volatility within the U.S. rate. Because obviously most of our debt now is denominated in foreign currency, which allows us to match or hedge on our investments in those locations as well too. So you should expect this to continue to stay quite a bit below our overall U.S. rates.

Derek Leckow:   That's great.  Looks like you guys are really
             keeping up the pace on the share repurchases, offsetting on the impact of options and so forth. Do you anticipate making any changes to your compensation plan regarding the effective options?

Gary Kunkle: Not at this point Derek.  We have a very low percent of our population that is actually eligible for options. I think it is under 2%.

Derek Leckow:   Okay.  And just Gary could you talk a little bit
             about the research that you are doing on the pharmaceutical and biotechnology side. Any new potential technologies that you've seen that might have applications for new products in the near term?

Gary Kunkle: Yes.  Actually there are.  For competitive reasons I can't get into the specifics, but we do have two projects that are going on within the pharmaceutical group. Of course, we have the other projects, which we've talked about before, that are within Georgia Tech.

             All of those -- all of those projects at George Tech are on target, and all of them have moved to the next stage. So those that were in proof of principal, have in fact, been successful.

             And, of course, the other two technologies that we acquired were Satif and Doxa, and both of those are in product development. You won't see a product from them this year. But one of the two (static interrupts)

Derek Leckow:   Sorry, I missed the last part there because of the
             static.  You said the Doxa products.

Gary Kunkle: One of the two being Doxa, or Satif may very well be a product launched in 2006.

Derek Leckow:   2006, okay.  And what is the current budget for
             this pharmaceutical research,  in total?

Gary Kunkle: I don't have it broken out by division.

Derek Leckow:   Okay.  Can you give us an overall number or just a
             general idea range?

Gary Kunkle: It is approximately $50 million in expense.

Derek Leckow:   Okay.

Gary Kunkle: Of course we have a lot of other research that falls into costs of goods, which is generally licensing agreements and technologies that we've acquired.

Derek Leckow:   So it is $50 million in total not just for the
             pharmaceutical fees?

Gary Kunkle: Correct.

Derek Leckow:   Okay.  All right.  Thanks a lot guys.  Appreciate
             it.

Gary Kunkle/Bill Jellison:     You bet.

Operator:    Thank you.  At this time there are no further
             questions.

Gary Kunkle: Okay.  Well thank you all for joining the conference call this morning, and thank you for your continued interest in our Company.

Operator:    Thank you.  This concludes today's Second Quarter
             Earnings Release conference call. You may now disconnect.


                                END